EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

RehabCare Group, Inc.:

We have audited the accompanying consolidated balance sheets of RehabCare Group, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RehabCare Group, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The Company adopted FASB Financial Accounting Standard No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri

February 28, 2011

REHABCARE GROUP, INC.

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$23,205	$24,690
Accounts receivable, net of allowance for doubtful accounts of $24,273 and $24,729, respectively	222,179	199,447
Deferred tax assets	21,034	21,249
Other current assets	14,559	17,116

Total current assets	280,977	262,502
Marketable securities, trading	3,965	3,314
Property and equipment, net	119,591	111,814
Goodwill	559,866	568,492
Intangible assets, net	127,227	135,406
Assets held for sale	10,407	—
Investment in unconsolidated affiliate	4,913	4,761
Other	19,623	23,691

Total assets	$1,126,569	$1,109,980

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$9,116	$7,507
Accounts payable	16,440	14,615
Accrued salaries and wages	78,863	80,138
Income taxes payable	2,906	97
Accrued expenses	56,039	49,263

Total current liabilities	163,364	151,620
Long-term debt, less current portion	381,772	447,760
Deferred compensation	3,958	3,352
Deferred tax liabilities	54,755	45,605
Other	1,737	2,023

Total liabilities	605,586	650,360

Stockholders’ equity:
Preferred stock, $.10 par value; authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 60,000,000 shares, issued 28,304,789 shares and 28,036,014 shares as of December 31, 2010 and 2009, respectively	283	280
Additional paid-in capital	292,078	291,771
Retained earnings	262,441	199,991
Less common stock held in treasury at cost; 4,002,898 shares as of December 31, 2010 and 2009	(54,704)	(54,704)

Total stockholders’ equity	500,098	437,338
Noncontrolling interests	20,885	22,282

Total equity	520,983	459,620

Total liabilities and equity	$1,126,569	$1,109,980

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.

Consolidated Statements of Earnings

(in thousands, except per share data)

	Year Ended December 31,
	2010	2009	2008
Operating revenues	$1,329,443	$848,612	$714,030
Costs and expenses:
Operating	1,056,671	684,312	579,179
Selling, general and administrative	108,618	107,130	92,177
Depreciation and amortization	30,595	16,250	14,375

Total costs and expenses	1,195,884	807,692	685,731

Operating earnings	133,559	40,920	28,299
Interest income	98	98	143
Interest expense	(33,167)	(5,546)	(3,897)
Other income	319	12	21
Equity in net income of affiliate	640	431	471

Earnings from continuing operations before income taxes	101,449	35,915	25,037
Income taxes	36,559	16,291	10,312

Earnings from continuing operations, net of tax	64,890	19,624	14,725
Gain from discontinued operations, net of tax	1,237	1,365	1,994

Net earnings	66,127	20,989	16,719
Net (earnings) loss attributable to noncontrolling interests	(3,677)	1,966	1,986

Net earnings attributable to RehabCare	$62,450	$22,955	$18,705

Amounts attributable to RehabCare stockholders:
Earnings from continuing operations, net of tax	$61,213	$21,590	$16,711
Gain from discontinued operations, net of tax	1,237	1,365	1,994

Net earnings	$62,450	$22,955	$18,705

Basic earnings per share attributable to RehabCare:
Earnings from continuing operations, net of tax	$2.53	$1.17	$0.95
Gain from discontinued operations, net of tax	0.05	0.07	0.11

Net earnings	$2.58	$1.24	$1.06

Diluted earnings per share attributable to RehabCare:
Earnings from continuing operations, net of tax	$2.48	$1.14	$0.94
Gain from discontinued operations, net of tax	0.05	0.08	0.11

Net earnings	$2.53	$1.22	$1.05

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Net earnings	$66,127	$20,989	$16,719
Other comprehensive income (loss), net of tax:
Changes in the fair value of derivative designated as a cash flow hedge, net of income tax expense (benefit) of $0, $267 and $(226), respectively	—	424	(358)

Total other comprehensive income (loss), net of tax	—	424	(358)

Comprehensive income	66,127	21,413	16,361
Comprehensive (income) loss attributable to noncontrolling interests	(3,677)	1,966	1,986

Comprehensive income attributable to RehabCare	$62,450	$23,379	$18,347

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.

Consolidated Statements of Changes in Equity

(in thousands)

	Amounts Attributable to RehabCare Stockholders
	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive earnings (loss)	Non- controlling interests	Total equity
Balance, December 31, 2007	$215	$140,246	$158,331	$(54,704)	$(66)	$1,267	$245,289
Net earnings (loss)	—	—	18,705	—	—	(1,986)	16,719
Changes in the fair value of derivative, net of tax	—	—	—	—	(358)	—	(358)
Stock-based compensation	—	3,195	—	—	—	—	3,195
Activity under stock plans	2	2,206	—	—	—	—	2,208
Contributions made by noncontrolling interests	—	—	—	—	—	10,747	10,747

Balance, December 31, 2008	217	145,647	177,036	(54,704)	(424)	10,028	277,800
Net earnings (loss)	—	—	22,955	—	—	(1,966)	20,989
Changes in the fair value of derivative, net of tax	—	—	—	—	424	—	424
Sale of common stock	62	140,187	—	—	—	—	140,249
Stock-based compensation	—	4,662	—	—	—	—	4,662
Activity under stock plans	1	1,275	—	—	—	—	1,276
Business combinations	—	—	—	—	—	11,591	11,591
Contributions made by noncontrolling interests	—	—	—	—	—	4,423	4,423
Distributions to noncontrolling interests	—	—	—	—	—	(1,794)	(1,794)

Balance, December 31, 2009	280	291,771	199,991	(54,704)	—	22,282	459,620
Net earnings	—	—	62,450	—	—	3,677	66,127
Stock-based compensation	—	3,940	—	—	—	—	3,940
Activity under stock plans	3	3,698	—	—	—	—	3,701
Contributions made by noncontrolling interests	—	—	—	—	—	2,354	2,354
Distributions to noncontrolling interests	—	—	—	—	—	(2,728)	(2,728)
Purchase of noncontrolling interests in subsidiaries	—	(7,331)	—	—	—	(4,700)	(12,031)

Balance, December 31, 2010	$283	$292,078	$262,441	$(54,704)	$—	$20,885	$520,983

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net earnings	$66,127	$20,989	$16,719
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	30,808	16,522	14,886
Provision for doubtful accounts	10,209	7,794	10,178
Equity in net income of affiliate	(640)	(431)	(471)
Stock-based compensation	3,940	4,662	3,195
Income tax benefit related to stock options exercised	1,890	916	812
Excess tax benefit related to stock options exercised	(962)	(405)	(564)
Loss (gain) on disposal of discontinued operation	—	1,188	(321)
Gain on disposal of property and equipment	(319)	(12)	(21)
Changes in assets and liabilities:
Accounts receivable, net	(32,941)	(5,837)	(11,318)
Other current assets	2,413	(6,821)	846
Accounts payable	1,825	(3,478)	2,328
Accrued salaries and wages	(1,070)	5,715	4,952
Income taxes payable and deferred taxes	10,643	477	4,456
Accrued expenses	6,776	6,212	2,629
Other assets and other liabilities	5,139	599	352

Net cash provided by operating activities	103,838	48,090	48,658

Cash flows from investing activities:
Additions to property and equipment	(30,579)	(13,215)	(18,502)
Purchase of marketable securities	(783)	(476)	(509)
Proceeds from sale/maturities of marketable securities	506	607	546
Proceeds from disposition of business	—	5,043	7,193
Purchase of businesses, net of cash acquired	—	(549,783)	(8,408)
Other, net	(125)	(27)	(406)

Net cash used in investing activities	(30,981)	(557,851)	(20,086)

Cash flows from financing activities:
Net change in revolving credit facility	1,400	(57,000)	(11,500)
Proceeds from the issuance of long-term debt	—	450,000	—
Debt issuance costs	—	(28,448)	—
Principal payments on long-term debt	(67,080)	(1,749)	(6,000)
Net proceeds from the sale of common stock	—	140,249	—
Cash contributed by noncontrolling interests	2,354	4,423	3,663
Cash distributed to noncontrolling interests	(2,728)	(1,794)	—
Purchase of noncontrolling interests in subsidiaries	(12,031)	—	—
Activity under stock plans	2,781	992	1,809
Excess tax benefit related to stock options exercised	962	405	564

Net cash provided by (used in) financing activities	(74,342)	507,078	(11,464)

Net (decrease) increase in cash and cash equivalents	(1,485)	(2,683)	17,108
Cash and cash equivalents at beginning of year	24,690	27,373	10,265

Cash and cash equivalents at end of year	$23,205	$24,690	$27,373

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

(1)	Overview of Company and Summary of Significant Accounting Policies

Overview of Company

RehabCare Group, Inc. (“the Company”) is a leading provider of program management services for inpatient rehabilitation and skilled nursing units, outpatient therapy programs and contract therapy services in conjunction with more than 1,250 hospitals, skilled nursing facilities, outpatient facilities and other long-term care facilities throughout the United States. RehabCare also operates five rehabilitation hospitals and 29 long term acute care hospitals, which provide specialized acute care for medically complex patients.

Effective November 24, 2009, the Company acquired all of the outstanding common stock of Triumph HealthCare Holdings, Inc. (“Triumph”). On the acquisition date, Triumph operated 20 LTACHs in seven states. Triumph’s results of operations have been included in the Company’s financial statements prospectively beginning after the date of acquisition. As a result of the acquisition of Triumph, the Company believes it is now the third largest LTACH provider in the United States.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements of the Company and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of the Company and all of its wholly owned subsidiaries, majority-owned subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company uses the equity method to account for its investments in entities that the Company does not control but has the ability to exercise significant influence over the entity’s operating and financial policies.

Certain prior year amounts have been reclassified to conform to current year presentation. Such reclassifications primarily relate to the Company’s 60-bed inpatient rehabilitation hospital in Miami, Florida (the “Miami hospital”), which has been classified as held for sale as of December 31, 2010. The Company reclassified its consolidated statements of earnings for the years ended December 31, 2009 and 2008 to show the results of operations for the Miami hospital as discontinued operations.

Cash Equivalents and Marketable Securities

Cash in excess of daily requirements is invested in short-term investments with original maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated statements of cash flows.

The Company classifies its debt and equity securities into one of three categories: held-to-maturity, trading, or available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date. Investments at December 31, 2010 and 2009 consist of noncurrent marketable equity and debt securities. All noncurrent marketable securities are classified as trading, with all investment income, including unrealized gains or losses recognized in the consolidated statements of earnings. Noncurrent marketable securities include assets held in trust for the Company’s deferred compensation plan that are not available for operating purposes.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Accounts Receivable and Credit Risk

The Company’s program management services segment provides services to a geographically diverse clientele of healthcare providers throughout the United States. The Company performs ongoing credit evaluations of its clientele and does not require collateral. The Company’s hospital segment is reimbursed for its services primarily by Medicare and other third party payors. As such, the hospital segment’s primary collection risks relate to the amounts for which the patient is responsible (such as deductibles and co-payments).

An allowance for doubtful accounts is maintained at a level which management believes is sufficient to cover anticipated credit losses. The Company determines its allowance for doubtful accounts based upon an analysis of the collectability of specific accounts, historical experience and the aging of the accounts receivable. The Company specifically analyzes customers with historical poor payment history and customer creditworthiness when evaluating the adequacy of the allowance for doubtful accounts. The Company continually evaluates the adequacy of its allowance for doubtful accounts and makes adjustments in the periods any excess or shortfall is identified. Accounts are written off after all collection efforts (internal and external) have been exhausted.

At December 31, 2010, the Company’s hospital segment accounted for $106.2 million or 47.8% of the Company’s total net accounts receivable and $7.5 million or 30.7% of the Company’s total allowance for doubtful accounts. A significant portion of Triumph’s business is concentrated in Houston, Texas. Because the hospital segment is primarily reimbursed by Medicare and other third party payors, the Company believes concentrations by type of payor are more meaningful than geographic concentrations. The following table identifies the sources and relative mix of the hospital segment’s net accounts receivable as of the dates stated:

	As of December 31,
Hospital segment	2010	2009
Medicare	62.9%	58.7%
Medicaid	2.3	2.8
Other third party payors	32.4	36.8
Self-pay	2.4	1.6

Total net patient accounts receivable	100.0	99.9
Other receivables	—	0.1

Total net accounts receivable	100.0%	100.0%

During the years ended December 31, 2010, 2009, and 2008, approximately 69.5%, 69.1%, and 75.9%, respectively, of the hospital segment’s net operating revenues related to patients participating in the Medicare program. Because Medicare traditionally pays claims faster than other third-party payors, the hospital segment’s percentage of accounts receivable from Medicare is less than its percentage of net operating revenues from Medicare. While revenues and accounts receivable from the Medicare program are significant to the Company’s operations, the Company does not believe there are significant credit risks associated with these receivables.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Derivative Instruments and Hedging Activities

GAAP requires that every derivative instrument be recorded in the balance sheet as either an asset or a liability measured at its fair value. In December 2007, the Company entered into an interest rate swap agreement to reduce the Company’s exposure to changes in interest rates on certain borrowings that bear interest at floating rates. The swap agreement expired in December 2009. This swap agreement was designated as a cash flow hedge. Therefore, the unrealized gains and losses resulting from the change in fair value of the swap contract were reflected in other comprehensive income. Realized gains and losses were reclassified to interest expense in the period in which the related interest payments being hedged were made. The Company formally documented its hedging relationships, including identification of the hedging instruments and hedged items, as well as the Company’s risk management objectives and strategies for undertaking each hedge transaction.

Property and Equipment

Property and equipment are initially recorded at cost. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the related assets, principally: equipment – three to seven years; buildings – 39 years; and leasehold improvements – life of asset or life of lease, whichever is less. Upon retirement or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Repairs and maintenance are expensed as incurred.

Goodwill and Other Intangible Assets

Under GAAP, the cost of acquired companies is allocated first to their identifiable assets, both tangible and intangible, based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill. Goodwill and intangible assets with indefinite lives are not amortized to expense, but instead tested for impairment at least annually and any related losses recognized in earnings when identified. See Note 7, “Goodwill and Other Intangible Assets,” for further discussion. Other identifiable intangible assets with a finite life are amortized on a straight-line basis over their estimated lives.

Long-Lived Assets

The Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows was less than the carrying amount of the asset.

Disclosure About Fair Value of Financial Instruments

At December 31, 2010, the Company’s financial instruments consist of cash equivalents, accounts receivable, marketable securities, accounts payable and long-term debt. The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their relatively short-term nature. The carrying values of long-term debt were $390.9 million and $455.3 million at December 31, 2010 and 2009, respectively. The fair values of long-term debt were $398.7 million and $464.2 million at December 31, 2010 and 2009, respectively, and are based on the interest rates offered for borrowings with comparable maturities. The Company’s marketable securities (which had carrying values of $4.0 million and $3.3 million at December 31, 2010 and 2009, respectively) are recorded at fair value. See Note 18, “Fair Value Measurements,” for additional information.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Revenue Recognition

In the Company’s program management services segment, the Company derives a significant majority of its revenues from fees paid directly by healthcare providers (i.e., acute care hospitals and skilled nursing facilities) rather than through payment or reimbursement by government or other third-party payors. Revenues are generally recognized as services are provided to patients based on the contractually agreed upon rate per unit of service, rate per patient discharge, a negotiated patient per diem rate, or a negotiated fee schedule based on the type of service rendered. The Company’s inpatient business also accrues revenues at the end of each period for services provided to patients that have not been discharged by the period end based on the number of patient days completed as a percentage of the average length of stay for the facility under contract.

The Company’s hospitals segment derives substantially all of its revenues from fees for patient care services, which are usually reimbursed by Medicare, Medicaid or third party managed care programs. The Company’s hospitals recognize net patient revenues in the reporting period in which the services are performed based on our current gross billing rates, less actual adjustments and estimated discounts for contractual allowances. These allowances are principally required for patients covered by Medicare, Medicaid, managed care health plans and other third-party payors. Laws governing the Medicare and Medicaid programs are complex and subject to interpretation. All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each facility to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to the Company under these reimbursement programs. We did not record any significant adjustments for prior year Medicare or Medicaid cost reports in 2010, 2009 or 2008.

In estimating the discounts for contractual allowances, the Company reduces its gross patient receivables to the estimated amount that will be recovered for the service rendered based upon previously agreed to rates with the payor. These estimates are regularly reviewed for accuracy by taking into consideration Medicare reimbursement rules and known changes to payor contract terms, laws and regulations and payment history. If such information indicates that the Company’s allowances are overstated or understated, the Company reduces or provides for additional allowances as appropriate in the period in which such a determination is made.

Health, Workers Compensation and Professional Liability Insurance Accruals

The Company maintains an accrual for health, workers compensation and professional liability claim costs that are partially self-insured and are classified in accrued salaries and wages (health insurance) and accrued expenses (workers compensation and professional liability). The Company determines the adequacy of these accruals by periodically evaluating historical experience and trends related to claims and payments based on actuarial computations and industry experiences and trends. At December 31, 2010, the balances for accrued health, workers compensation and professional liability were $7.1 million, $8.7 million and $7.3 million, respectively. At December 31, 2009, the balances for accrued health, workers compensation and professional liability were $8.0 million, $5.3 million and $7.8 million, respectively.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements.” ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company will adopt ASU 2009-13 effective January 1, 2011. The Company does not expect adoption of ASU 2009-13 to have a material impact on the Company’s consolidated financial position or results of operations.

In December 2009, the FASB issued ASU 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which amends the related subsections of the Codification to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. In addition, the new standard amends the pre-existing guidance for determining whether an entity is a variable interest entity and for identifying the primary beneficiary of a variable interest entity. The Company adopted ASU 2009-17 effective January 1, 2010. The Company’s adoption of ASU 2009-17 did not have a material impact on the Company’s financial position or results of operations.

In August 2010, the FASB issued ASU 2010-24, “Presentation of Insurance Claims and Related Insurance Recoveries,” which addresses the current diversity in practice related to the accounting by health care entities for medical malpractice claims and similar liabilities and their related anticipated insurance recoveries. Many health care entities, including the Company, have netted anticipated insurance recoveries against the related accrued liability. ASU 2010-24 clarifies that a health care entity should not net insurance recoveries against the related claim liability and the amount of the claim liability should be determined without consideration of insurance recoveries. ASU 2010-24 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company will adopt ASU 2010-24 effective January 1, 2011. The Company believes ASU 2010-24 will not have a material impact on the Company’s consolidated financial position or results of operations.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations,” which addresses the current diversity in practice related to the disclosure of pro forma information for business combinations. In practice, some preparers, including the Company, have presented the pro forma information in their comparative financial statements as if the business combination that occurred in the current reporting period had occurred as of the beginning of each of the current and prior annual reporting periods. ASU 2010-29 clarifies that an entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in ASU 2010-29 are effective prospectively for business combinations which occur on or after the beginning of the first fiscal year which begins on or after December 15, 2010. The Company will adopt ASU 2010-29 effective January 1, 2011. The Company’s adoption of ASU 2010-29 will have no impact on the Company’s consolidated financial position or results of operations.

(2)	Stock-Based Compensation

GAAP requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair-value-based method. The grant-date fair value of each award is amortized to expense over the award’s vesting period. Compensation expense associated with share-based awards is included in selling, general and administrative expense in the accompanying consolidated statements of earnings. Total pre-tax compensation expense and its related income tax benefit were as follows (in thousands of dollars):

	Year Ended December 31,
	2010	2009	2008
Share-based compensation expense	$3,940	$4,662	$3,195
Income tax benefit	1,483	1,802	1,235

The Company has various incentive plans that provide long-term incentive and retention awards. These awards include stock options and restricted stock awards. At December 31, 2010, a total of 2,181,606 shares were available for future issuance under the plans. The Company generally issues new shares of common stock to satisfy stock option exercises and restricted stock award vestings.

Stock Options

Stock options may be granted for a term not to exceed 10 years and must be granted within 5 years from the adoption of the current equity incentive plan. All of the unvested stock options currently outstanding became fully exercisable after four years from date of grant. The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. Estimates of fair value may not equal the value ultimately realized by those who receive equity awards. No options were granted in 2010, 2009 or 2008.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

The following table provides a summary of stock options outstanding as of December 31, 2010 and changes during the year then ended:

Stock Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (yrs)	Aggregate Intrinsic Value (millions)
Outstanding at January 1, 2010	870,829	$25.11
Granted	—	—
Exercised	(161,162)	22.68
Forfeited or expired	(104,799)	33.28

Outstanding at December 31, 2010	604,868	$24.33	3.1	$1.2

Exercisable at December 31, 2010	604,868	$24.33	3.1	$1.2

The total intrinsic values of options exercised during the years ended December 31, 2010, 2009 and 2008 were approximately $1.2 million, $0.9 million and $1.4 million, respectively.

A summary of the status of the Company’s nonvested stock options as of December 31, 2010 and changes during the year ended December 31, 2010 is presented below:

Nonvested Stock Options	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2010	7,500	$7.78
Granted	—	—
Vested	(7,500)	7.78
Forfeited	—	—

Nonvested at December 31, 2010	—	$—

As of December 31, 2010, all options outstanding were fully vested, and therefore, there was no unrecognized compensation cost related to nonvested options.

Restricted Stock Awards

In 2006, the Company began issuing restricted stock awards to attract and retain key Company executives. Nearly all of the awards will vest and be transferred to the participant at the end of a three-year restriction period provided that the participant has been an employee of the Company continuously throughout the restriction period. In 2007, the Company also began issuing restricted stock awards to its nonemployee directors. Such awards generally vest each quarter over the first four quarters following the date of grant. All unvested restricted stock awards will immediately vest upon a change in control of the Company as defined in the restricted stock award agreement.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

The Company’s restricted stock awards have been classified as equity awards under GAAP. New shares of common stock are issued to satisfy restricted stock award vestings. The Company generally receives a tax deduction for each restricted stock award equal to the fair market value of the restricted stock award on the award’s vesting date. Upon vesting, the Company may withhold shares with value equivalent to the minimum statutory withholding tax obligation and then remit cash to the appropriate taxing authorities. The shares withheld are effectively share repurchases by the Company as they reduce the number of shares that would have otherwise been issued as a result of the vesting.

The following table provides a summary of the status of the Company’s nonvested restricted stock awards as of December 31, 2010 and the changes during the year ended December 31, 2010:

Nonvested Restricted Stock Awards	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2010	629,733	$16.81
Granted	200,383	27.51
Vested	(142,259)	16.68
Forfeited	(72,440)	18.67

Nonvested at December 31, 2010	615,417	$20.11

The weighted-average grant-date fair value of restricted stock granted during the years ended December 31, 2010, 2009 and 2008 was $27.51, $14.80 and $21.71, respectively. The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 was approximately $3.8 million, $1.5 million and $0.6 million, respectively. As of December 31, 2010, there was approximately $3.1 million of unrecognized compensation cost related to nonvested restricted stock awards. Such cost is expected to be recognized over a weighted-average period of approximately 1.8 years.

(3)	Marketable Securities

Noncurrent marketable securities at December 31, 2010 and 2009 consist primarily of marketable equity securities, including mutual funds ($2.5 million and $1.9 million at December 31, 2010 and 2009, respectively), corporate and government bonds ($0.8 million at December 31, 2010 and 2009) and money market securities ($0.7 million and $0.6 million at December 31, 2010 and 2009, respectively) held in trust under the Company’s deferred compensation plan.

(4)	Allowance for Doubtful Accounts

Accounts receivable is reported net of the allowance for doubtful accounts. Activity in the allowance for doubtful accounts is as follows (in thousands):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
Balance at beginning of year	$24,729	$19,480	$16,266
Provisions for doubtful accounts	10,209	7,794	9,643
Acquisitions	—	8,201	17
Disposition	—	(41)	—
Accounts written off, net of recoveries	(10,665)	(10,705)	(6,446)

Balance at end of year	$24,273	$24,729	$19,480

In 2008, the Company also recorded a $535,000 provision for doubtful accounts related to a note receivable.

(5)	Property and Equipment

Property and equipment, at cost, consist of the following (in thousands):

	December 31,
	2010	2009
Equipment	$105,539	$88,808
Land	6,043	6,043
Buildings and leasehold improvements	68,404	60,328
Buildings and equipment under capital lease obligations	11,243	11,243

	191,229	166,422
Less accumulated depreciation	71,638	54,608

	$119,591	$111,814

Depreciation expense incurred by continuing operations was approximately $21.7 million, $11.1 million and $10.0 million for the years ended December 31, 2010, 2009 and 2008, respectively. These amounts include amortization of assets recorded under capital leases.

(6)	Business Combinations

Effective November 24, 2009, the Company acquired all of the outstanding common stock of Triumph HealthCare Holdings, Inc. (“Triumph”) for a total purchase price of approximately $541.0 million, which includes a favorable purchase price adjustment of $3.3 million based on acquired working capital levels. The seller originally disputed the Company’s calculation of the adjustment for acquired working capital levels. The dispute was settled in the fourth quarter of 2010 with both parties agreeing to the final purchase price adjustment of $3.3 million. At the acquisition date, Triumph operated 20 long-term acute care hospitals (“LTACHs”) in seven states. In connection with this transaction, the Company recorded acquisition-related expenses of approximately $0.1 million and $7.2 million in the years ended December 31, 2010 and 2009, respectively. Acquisition-related expenses are included in selling, general and administrative expenses in the Company’s consolidated statements of earnings.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Triumph’s results of operations have been included in the Company’s consolidated financial statements prospectively beginning after the date of acquisition. The Company’s statements of earnings for 2010 and 2009 include operating revenues of approximately $452.7 million and $39.7 million, respectively, and operating earnings of approximately $64.1 million and $3.7 million, respectively, related to Triumph’s hospitals. The following pro forma information assumes the Triumph acquisition had occurred at the beginning of each period presented. Such results have been prepared by adjusting the historical Company results to include Triumph’s results of operations, amortization of acquired finite-lived intangibles and incremental interest related to acquisition debt. The pro forma results do not include any cost savings that may result from the combination of the Company’s and Triumph’s operations. The pro forma results may not necessarily reflect the consolidated operations that would have existed had the acquisition been completed at the beginning of such periods nor are they necessarily indicative of future results. Amounts are in thousands of dollars, except per share data.

	Year ended December 31, 2009		Year ended December 31, 2008
	As Reported	Pro Forma	As Reported	Pro Forma
Operating revenues	$848,612	$1,239,960	$714,030	$1,137,756
Net earnings from continuing operations attributable to RehabCare	$21,590	$43,520	$16,711	$32,287
Diluted earnings per share from continuing operations attributable to RehabCare	$1.14	$1.79	$0.94	$1.34

(7)	Goodwill and Other Intangible Assets

In accordance with GAAP, the Company performs an annual test of impairment for goodwill and other indefinite lived intangible assets. The impairment analysis is performed more frequently if events or changes in circumstances indicate that the carrying amount of such assets may exceed fair value.

Intangible assets with indefinite lives are not amortized but must be reviewed for impairment annually and whenever events or changes in circumstances indicate that the asset might be impaired. If the impairment test indicates that the carrying value of an intangible asset exceeds its fair value, then an impairment loss should be recognized in the consolidated statement of earnings in an amount equal to the excess carrying value. The Company performed a test for impairment for goodwill and other indefinite lived intangible assets as of December 31, 2010, 2009 and 2008. Based upon the results of the tests performed, no impairment of goodwill or other intangible assets with indefinite useful lives was identified during the three years ended December 31, 2010.

In March 2007, the Company and St. Luke’s Episcopal-Presbyterian Hospitals (“St. Luke’s Hospitals”) formed a jointly-owned entity, St. Luke’s Rehabilitation Hospital, LLC, which began developing a new 35-bed rehabilitation hospital facility in St. Louis, Missouri. In December 2008, St. Luke’s Rehabilitation Hospital completed construction of the new facility and acquired the assets of St. Luke’s Hospitals’ existing 16-bed inpatient rehabilitation facility (“IRF”) in exchange for St. Luke’s Hospitals’ minority interest in the new entity. The operations of the existing IRF were relocated to the new 35-bed hospital facility. The Company maintains a controlling ownership interest in St. Luke’s Rehabilitation Hospital, LLC. This transaction did not qualify as the purchase of a “business” based on the guidance in GAAP. As a result, the cost of the assets acquired from St. Luke’s Hospitals were allocated to the individual assets acquired based on their relative fair values and no goodwill arose from the transaction.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

At December 31, 2010 and 2009, the Company had the following intangible asset balances (in thousands of dollars):

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizing Intangible Assets:
Noncompete agreements	$4,710	$(3,078)	$4,710	$(1,566)
Customer contracts and relationships	23,096	(14,848)	23,096	(12,577)
Trade names	40,083	(5,529)	40,083	(2,792)
Medicare exemption	454	(454)	454	(340)
Market access assets	5,720	(596)	5,720	(310)
Certificates of need	9,442	(1,130)	9,442	(152)
Lease arrangements	1,305	(578)	1,305	(297)

Total	$84,810	$(26,213)	$84,810	$(18,034)

Non-amortizing Intangible Assets:
Trade names	$410		$410
Medicare provider numbers	68,220		68,220

	$68,630		$68,630

The market access assets were acquired in the transaction with St. Luke’s Hospitals noted above. The assets were valued using a discounted cash flows analysis under the income approach. The estimated value of the market access assets is attributable to the Company’s ability to gain access to and penetrate the former facility’s historical patient market.

Certain customer contracts and lease arrangements have contractual provisions that enable renewal or extension of the asset’s contractual life. Costs incurred to renew or extend the term of a recognized intangible asset are expensed in the period incurred.

Amortizing intangible assets have the following weighted average useful lives as of December 31, 2010: noncompete agreements – 3.8 years; contractual customer relationships – 5.3 years; amortizing trade names – 13.8 years; market access assets – 17.9 years; certificates of need – 8.9 years; and lease arrangements – 6.2 years.

Amortization expense incurred by continuing operations was approximately $8.2 million, $4.3 million and $3.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. Estimated annual amortization expense for the next 5 years is: 2011 – $6.5 million; 2012 – 5.6 million; 2013 – $5.4 million; 2014 – $5.4 million and 2015 – $5.2 million.

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows (in thousands):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	SRS (a)	HRS (b)	Hospitals	Healthcare Management Consulting (c)	Total
Balance at December 31, 2008	$79,419	$39,715	$48,087	$4,144	$171,365
Acquisitions	—	—	401,271	—	401,271
Dispositions	—	—	—	(4,144)	(4,144)

Balance at December 31, 2009	79,419	39,715	449,358	—	568,492
Assets held for sale	—	—	(8,626)	—	(8,626)

Balance at December 31, 2010	$79,419	$39,715	$440,732	$—	$559,866

(a)	Skilled Nursing Rehabilitation Services (SRS).
(b)	Hospital Rehabilitation Services (HRS).
(c)	The healthcare management consulting segment consists of Phase 2 Consulting, Inc., which was sold effective June 1, 2009.

(8)	Assets Held for Sale and Discontinued Operations

On November 3, 2010, the Company announced that it had entered into an Equity Exchange Agreement with Select Medical Corporation under which the Company agreed to exchange its 60-bed inpatient rehabilitation hospital in Miami (the “Miami hospital”) for Select’s 70-bed long-term acute care hospital in northwest Indiana (the “Northwest Indiana LTACH”). This transaction closed on January 1, 2011. At closing, Select also paid the Company cash consideration of approximately $2.0 million. The total value of the transaction has been estimated at approximately $15.0 million. The assets of the Northwest Indiana LTACH were valued using a discounted cash flows analysis under the income approach. The Company expects to recognize a gain on the sale of the Miami hospital of approximately $5.0 million in the first quarter of 2011.

In accordance with the requirements of GAAP, the assets and liabilities of the Miami hospital have been reported on the December 31, 2010 consolidated balance sheet as assets and liabilities held for sale. Summarized below are the carrying amounts of the major classes of these assets and liabilities at December 31, 2010 (in thousands):

Assets:
Current deferred tax assets	$43
Other current assets	144
Property and equipment, net	1,165
Goodwill	8,626
Other assets	429

Total assets held for sale	$10,407

Liabilities:
Accrued vacation	$205

Total liabilities held for sale	$205

The Miami hospital has been classified as a discontinued operation pursuant to GAAP. The operating results for this discontinued operation are shown in the following table (in thousands). No interest expense has been allocated.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	2010	2009	2008
Operating revenues	$19,627	$20,815	$21,382
Costs and expenses	17,632	17,261	16,774

Operating gain from discontinued operations	1,995	3,554	4,608
Income tax expense	(758)	(1,350)	(1,751)

Gain from discontinued operations	$1,237	$2,204	$2,857

Effective June 1, 2009, the Company completed the sale of all the outstanding common stock of Phase 2 Consulting, Inc. (“Phase 2”) to Premier, Inc. for approximately $5.5 million. This transaction allows the Company’s management to focus on its core businesses. Phase 2 provides management and economic consulting services to the healthcare industry and had been a subsidiary of the Company since it was acquired in 2004. In connection with this transaction, the Company recognized a pre-tax loss related to the disposal of the Phase 2 business of approximately $1.2 million in 2009.

Phase 2 has been classified as a discontinued operation pursuant to GAAP. The operating results for this discontinued operation are shown in the following table (in thousands). No interest expense has been allocated.

	000.00	000.00	000.00
	2010	2009	2008
Operating revenues	$—	$2,833	$9,563
Costs and expenses	—	3,064	9,789

Operating loss from discontinued operations	—	(231)	(226)
Loss on disposal of assets of discontinued operations	—	(1,188)	—
Income tax benefit	—	553	88

Loss from discontinued operations	$—	$(866)	$(138)

Effective August 30, 2008, the Company completed the sale of equipment, goodwill, other intangible assets and certain related assets associated with an inpatient rehabilitation hospital located in Midland, Texas (the “Midland hospital”) to HealthSouth Corporation for approximately $7.2 million less direct selling costs. This transaction was the result of a strategic review of the Midland-Odessa market. The Midland hospital has been classified as a discontinued operation pursuant to GAAP. The operating results for this discontinued operation are shown in the following table (in thousands). No interest expense has been allocated.

	000,00	000,00	000,00
	2010	2009	2008
Operating revenues	$—	$—	$3,962
Costs and expenses	—	(44)	5,471

Operating gain (loss) from discontinued operations	—	44	(1,509)
Gain on disposal of assets of discontinued operations	—	—	321
Income tax (expense) benefit	—	(17)	463

Gain (loss) from discontinued operations	$—	$27	$(725)

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(9)	Long-Term Debt

On November 24, 2009, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and collateral agent, and Banc of America Securities LLC, RBC Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers. The Credit Agreement provides for a six-year $450 million term loan facility, a five-year revolving credit facility of $125 million and a swingline subfacility of up to $25 million. The Company used the proceeds of the term loan facility and approximately $22 million in borrowings under the revolving credit facility to pay a portion of the consideration for its acquisition of Triumph.

The Credit Agreement contains certain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in similar credit facilities. In addition, the Company is required to maintain a maximum ratio of total funded debt to earnings before interest, taxes, depreciation and amortization ((“EBITDA”) as defined in the Credit Agreement), a maximum ratio of senior funded debt to EBITDA and a minimum ratio of adjusted earnings before interest, taxes, depreciation, amortization, rent and operating leases ((“Adjusted EBITDAR) as defined in the Credit Agreement) to fixed charges. As of December 31, 2010, the Company was in compliance with all debt covenants. The annual commitment fees, letter of credit fees and interest rates to be charged on the outstanding principal balances in connection with the revolving credit facility are variable based upon the Company’s consolidated leverage ratios.

As of December 31, 2010, the balance outstanding under the revolving credit facility was $1.4 million. At that date, the Company had approximately $11.8 million in letters of credit outstanding to its insurance carriers as collateral for reimbursement of claims. The letters of credit reduce the amount the Company may borrow under its revolving credit facility. As of December 31, 2010, after consideration of the effects of restrictive covenants, the available borrowing capacity under the revolving credit facility was approximately $111.8 million.

The term loan facility requires quarterly installments of $1,125,000 with the balance payable upon the final maturity. In addition, the Company is required to make mandatory principal prepayments equal to a portion of its consolidated excess cash flow (as defined in the Credit Agreement) when its consolidated leverage ratio reaches certain levels. At December 31, 2010, the balance outstanding under the term loan was $385.5 million, which excludes unamortized original issue discounts of $7.6 million.

As of December 31, 2010 and 2009, long-term borrowings, including the current portion of long-term debt, were as follows (dollars in thousands unless otherwise noted):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	December 31,
	2010	2009
Borrowings under $125 million revolving credit facility; maturity date of November 24, 2014	$1,400	$—
Term loan facility; payable in quarterly installments of $1,125 with remaining balance due on November 24, 2015; net of unamortized original issue discount of $7,591 and $8,892 at December 31, 2010 and 2009, respectively	377,909	441,108
Note payable to bank; bearing interest at LIBOR plus 4%; payable in monthly installments through November 2015 and $3.5 million due in December 2015	4,650	—
Note payable to bank; bearing interest at prime plus 1%, but not less than 5% nor greater than 7.5%; refinanced in December 2010	—	4,528
Capital lease obligations	6,929	9,631

	390,888	455,267
Less: current portion	(9,116)	(7,507)

	$381,772	$447,760

The Credit Agreement is collateralized by substantially all of the Company’s assets. Borrowings under the $125 million revolving credit facility bear interest at the Company’s option at either a base rate or the London Interbank Offering Rate (“LIBOR”) for one, two, three or six month interest periods, or a nine or twelve month period if available, plus an applicable margin percentage. The base rate is the greater of the federal funds rate plus one-half of 1%, Bank of America N.A.’s prime rate and one month LIBOR plus 1%. The interest rate on the borrowings under the revolving credit facility was 5.75% at December 31, 2010.

Borrowings under the term loan facility bear interest at either the base rate plus 300 basis points or LIBOR plus 400 basis points with a LIBOR floor of 200 basis points. The interest rate under the term loan facility was 6.0% at December 31, 2010.

Certain of the Company’s leases that meet the lease capitalization criteria in accordance with FASB ASC 840-30 have been recorded as an asset and liability at the lower of fair value or the net present value of the aggregate future minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments ranged from 6.5% to 10.7% and were generally based on the lessee’s incremental borrowing rate at the inception of the lease.

The Company’s long-term debt is scheduled to mature as follows. The maturities below exclude the impact of the term loan’s unamortized original issue discount of $7,591,000 at December 31, 2010. Amounts are in thousands.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

2011	$9,116
2012	8,024
2013	5,381
2014	4,738
2015	371,220
Thereafter	—

Total	$398,479

Interest paid for 2010, 2009 and 2008 was $28.7 million, $4.8 million and $4.4 million, respectively. Included in the interest paid amounts are commitment fees on the unused portion of the revolving credit facility of $0.6 million, $0.3 million and $0.3 million for 2010, 2009 and 2008, respectively.

(10)	Stockholders’ Equity

In November 2009, the Company issued 6,210,000 shares of common stock, par value of $0.01 in a public equity offering which resulted in net proceeds, after underwriting fees and other direct costs, of approximately $140.2 million. The net proceeds from the public equity offering were used in the acquisition of Triumph HealthCare.

As a result of activity under its equity compensation plans, the Company issued 268,775, 168,470, and 190,550 shares of common stock in 2010, 2009 and 2008, respectively.

Pursuant to a rights agreement, dated as of August 28, 2002, by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), the Company distributed one preferred share purchase right for each outstanding share of the Company’s common stock. On April 1, 2010, the Company and the Rights Agent entered into an amendment to the rights agreement. Pursuant to the amendment, the final expiration date of the rights was changed from October 1, 2012 to April 1, 2010. As a result of the amendment, effective April 1, 2010, the rights are no longer outstanding and are not exercisable.

(11)	Earnings per Share

Basic earnings per share excludes dilution and is computed by dividing income available to RehabCare common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (as calculated utilizing the treasury stock method). These potential shares include dilutive stock options and unvested restricted stock awards.

The following table sets forth the computation of basic and diluted earnings (loss) per share attributable to RehabCare stockholders (in thousands, except per share data). The net earnings amounts presented below exclude income and losses attributable to noncontrolling interests in consolidated subsidiaries.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	Year Ended December 31,
	2010	2009	2008
Numerator:
Earnings from continuing operations, net of tax	$61,213	$21,590	$16,711
Gain from discontinued operations, net of tax	1,237	1,365	1,994

Net earnings	$62,450	$22,955	$18,705

Denominator:
Basic weighted average common shares outstanding	24,231	18,481	17,583
Effect of dilutive securities:
stock options and restricted stock awards	475	381	215

Diluted weighted average common shares outstanding	24,706	18,862	17,798

Basic earnings per common share:
Earnings from continuing operations, net of tax	$2.53	$1.17	$0.95
Gain from discontinued operations, net of tax	0.05	0.07	0.11

Net earnings	$2.58	$1.24	$1.06

Diluted earnings per common share:
Earnings from continuing operations, net of tax	$2.48	$1.14	$0.94
Gain from discontinued operations, net of tax	0.05	0.08	0.11

Net earnings	$2.53	$1.22	$1.05

For fiscal 2010, 2009 and 2008, outstanding stock options totaling approximately 179,000, 710,000 and 912,000 potential shares, respectively, were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.

(12)	Employee Benefits

The Company has an Employee Savings Plan, which is a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, for the benefit of its eligible employees. All employees who are at least 21 years of age are immediately eligible to participate in the plan. Each participant may contribute from 2% to 20% of his or her annual compensation to the plan subject to limitations on the highly compensated employees to ensure the plan is nondiscriminatory. Contributions made by the Company to the Employee Savings Plan are at rates of up to 50% of the first 4% of employee contributions. Expense in connection with the Employee Savings Plan for 2010, 2009 and 2008 totaled $4.1 million, $4.0 million and $3.9 million, respectively.

In connection with the acquisition of Triumph on November 24, 2009, the Company added the Triumph 401(k) Plan to its portfolio of employee benefit plans. Substantially all full-time Triumph employees are eligible to participate in the plan. Matching contributions under the plan are equal to 25% of the participant contributions up to 6% of their salary. The Company’s matching contributions in connection with the Triumph 401(k) Plan were approximately $0.5 million in 2010 and $62,000 in 2009.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

The Company maintains nonqualified deferred compensation plans for certain employees. Due to changes in the Internal Revenue Code impacting deferred compensation arrangements, the Company froze its plan, which became ineligible to receive future deferrals, on December 31, 2004. To ensure compliance with Internal Revenue Code section 409A, a new plan was developed and implemented on July 1, 2005. Under the 2005 plan, participants may defer up to 70% of their base salary and up to 70% of their cash incentive compensation. Amounts for both plans are held by a trust in investments that are designated by participants but remain the property of the Company until distribution. At December 31, 2010 and 2009, approximately $4.0 million and $3.4 million, respectively, were payable under the nonqualified deferred compensation plans and approximated the value of the trust assets owned by the Company.

(13)	Commitments

The Company is obligated under non-cancelable operating leases for the facilities that support the Company’s hospitals, the Company’s administrative functions and other operations. The Company’s hospital facility leases represent the largest portion of rent expense and such leases generally have initial terms of 12 to 20 years with one or more renewal options. Contingent rents are included in rent expense in the year incurred. Future minimum lease payments at December 31, 2010 for those operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (amounts in thousands):

2011	$32,154
2012	36,092
2013	37,509
2014	37,932
2015	35,537
Thereafter	304,376

Total	$483,600

Rent expense for 2010, 2009 and 2008 was approximately $49.2 million, $18.8 million and $11.2 million, respectively. As of December 31, 2010, the Company expected to receive future minimum rentals of approximately $0.3 million under noncancelable subleases having a remaining term in excess of one year.

Triumph’s headquarters are located in a medical office building in Houston, Texas. Triumph owns a controlling interest in the building and leases out the remaining office space to physicians and other healthcare service providers. As of December 31, 2010, the building had a carrying value of approximately $6.7 million and the Company expected to receive future minimum rentals under noncancelable leases of approximately $1.1 million.

Certain of the Company’s hospitals lease facilities and/or equipment under leases that are classified as capital leases. Lease commitments under capital leases at December 31, 2010 are as follows (amounts in thousands):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

2011	$3,533
2012	3,533
2013	658
2014	5
2015	—
Thereafter	—

Total minimum lease payments	7,729
Less: interest portion	(800)

Total obligations under capital leases	$6,929

The Company was not a party to any material open construction contracts as of December 31, 2010.

(14)	Income Taxes

The components of income tax expense (benefit), excluding discontinued operations, are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Federal – current	$25,032	$12,123	$6,112
Federal – deferred	7,699	1,914	2,867
State	3,828	2,254	1,333

	$36,559	$16,291	$10,312

A reconciliation between expected income taxes, computed by applying the statutory Federal income tax rate of 35% to earnings from continuing operations before income taxes, and actual income tax is as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Expected income taxes	$35,507	$12,570	$8,763
State income taxes, net of federal income tax benefit	2,644	1,527	844
Tax effect of (earnings)/losses attributable to noncontrolling interests not (taxable)/deductible by the Company	(1,287)	688	695
Tax effect of nondeductible acquisition-related expenses	—	1,347	—
Other, net	(305)	159	10

	$36,559	$16,291	$10,312

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows (in thousands):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	December 31,
	2010	2009
Deferred tax assets:
Allowance for doubtful accounts	$6,922	$7,588
Accrued insurance, vacation, bonus and deferred compensation	17,234	12,563
Net operating loss carryforward/capital loss carryforward	1,477	1,697
Stock based compensation	3,595	3,081
Accrued expenses	4,146	4,081
Other	2,486	2,435

Total gross deferred tax assets	35,860	31,445
Valuation allowance	(106)	(74)

Net deferred tax assets	35,754	31,371

Deferred tax liabilities:
Acquired goodwill and intangibles	52,023	47,402
Depreciation and amortization	10,047	5,229
481(a) adjustment for accrued bonus	3,690	—
Prepaid expenses	2,270	2,438
Other	1,445	658

Total deferred tax liabilities	69,475	55,727

	$(33,721)	$(24,356)

In connection with the acquisition of Triumph, the Company acquired gross net operating loss carryforwards of approximately $6.6 million. Section 382 of the Internal Revenue Code restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change such as the Company’s acquisition of Triumph. Accordingly, utilization of the acquired Triumph net operating loss carryforwards will be limited to approximately $0.7 million per tax year. Based on this limitation and the expiration of the carryforwards in 2016, the Company estimates approximately $2.2 million of the acquired net operating loss carryforwards will expire unused. At the date of acquisition, the Company recorded the acquired net operating loss carryforwards at their estimated net realizable value, net of the section 382 limitation. At December 31, 2010, the remaining unused net operating loss carryforwards, net of the section 382 limitation, were approximately $3.6 million and the tax effect of these carryforwards was approximately $1.3 million.

At December 31, 2010, the Company also had state net operating loss carryforwards and federal capital loss carryforwards which resulted in a deferred tax asset of approximately $0.1 million. These carryforwards expire on various dates between 2011 and 2026.

The Company is required to establish a valuation allowance for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all evidence, both positive and negative, management concluded that it was more likely than not that the Company will not realize a portion of its deferred tax assets and that valuation allowances of approximately $0.1 million were necessary as of both December 31, 2010 and 2009. For the years ended December 31, 2010, 2009, and 2008, the net increases (decreases) in the valuation allowance were $0.0 million, $0.0 million, and $0.3 million, respectively.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Balance at beginning of year	$1,647	$448
Liability assumed in acquisition of Triumph	—	133
Increase as a result of tax positions taken in prior years, including interest	71	510
Increase as a result of tax positions taken in the current year	298	710
Decrease due to IRS approval of accounting method change	(484)	—
Lapse of applicable statute of limitations	—	(154)

Balance at end of year	$1,532	$1,647

As of December 31, 2010, the Company had approximately $1.0 million of unrecognized tax benefits that, if recognized, would favorably affect the Company’s effective income tax rate. The Company currently does not expect any significant changes to unrecognized tax positions within the next twelve months.

The Company’s practice is to recognize interest related to unrecognized tax benefits as a component of interest expense and penalties related to unrecognized tax benefits as a component of selling, general and administrative expenses.

RehabCare and its subsidiaries file income tax returns for U.S. federal income taxes and various state income taxes. The Company is no longer subject to U.S. federal income tax examination for years prior to 2007. The IRS completed its examination of the Company’s 2006 federal income tax return in 2009.

Income taxes paid by the Company for 2010, 2009 and 2008 were $24.8 million, $15.8 million and $6.7 million, respectively.

(15)	Investment in Unconsolidated Affiliate

The Company maintains a 40% equity interest in Howard Regional Specialty Care, LLC (“HRSC”), which operates a freestanding rehabilitation hospital in Kokomo, Indiana. The Company uses the equity method to account for its investment in HRSC. The Company’s initial investment in HRSC exceeded the Company’s share of the book value of HRSC’s stockholders’ equity by approximately $3.5 million. This excess is being accounted for as equity method goodwill. The carrying value of the Company’s investment in HRSC was approximately $4.9 million and $4.8 million at December 31, 2010 and 2009, respectively.

(16)	Severance Costs

In the fourth quarter of 2009, the Company eliminated 13 corporate positions in an effort to reduce corporate overhead and eliminate redundancies created by the acquisition of Triumph. In connection with these efforts, the Company recognized a pre-tax charge of approximately $0.9 million for employee severance costs including costs incurred under pre-existing severance plans. This charge is reflected on the selling, general and administrative expense line of the Company’s consolidated statement of earnings for 2009. The following table provides a roll-forward of the liability for accrued severance costs from January 1, 2009 through December 31, 2010 (amounts in thousands):

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Balance, January 1, 2009	$—
Accrual for severance costs	862
Payments	(105)

Balance, December 31, 2009	$757
Payments	(757)

Balance, December 31, 2010	$—

(17)	Related Party Transactions

The Company purchased air transportation services from 55JS Limited, Co. at an approximate cost of $759,000, $735,000 and $510,000 for the years ended December 31, 2010, 2009 and 2008, respectively. 55JS Limited, Co. is owned by the Company’s President and Chief Executive Officer, John Short. The air transportation services are billed to the Company for hourly usage of the 55JS Limited, Co. plane for Company business at rates which approximate market rates for similar transportation services.

(18)	Fair Value Measurements

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following disclosures provide information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings for the period.

The Company uses a three-level fair value hierarchy that categorizes assets and liabilities measured at fair value based on the observability of the inputs utilized in the valuation: Level 1 - inputs are quoted prices in active markets for the identical assets or liabilities; Level 2 - inputs other than quoted prices that are directly or indirectly observable through market-corroborated inputs; and Level 3 - inputs are unobservable, or observable but cannot be market-corroborated, requiring the Company to make assumptions about pricing by market participants. The following tables set forth information for the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (amounts in thousands):

	December 31, 2010
	Carrying Value	Fair Value Measurements
		Level 1	Level 2	Level 3
Trading securities	$3,965	$3,965	$—	$—

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

	December 31, 2009
	Carrying Value	Fair Value Measurements
		Level 1	Level 2	Level 3
Trading securities	$3,314	$3,314	$—	$—

The Company’s nonfinancial assets and liabilities (including property and equipment, goodwill and other intangible assets) are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist. No impairment related to these assets was identified in 2010.

(19)	Noncontrolling Interests

Nine of Triumph’s LTACHs in Houston are jointly owned under three limited partnerships and the noncontrolling interests in these partnerships ranged from 12.9% to 14.9% as of December 31, 2009. The noncontrolling interests in these partnerships were primarily owned by individual physicians located in the Houston area, and certain of these physicians and one other limited partner expressed interest in selling all or part of their limited partnership interests to the Company following the Company’s acquisition of Triumph. In 2010, the Company offered each limited partner an opportunity to retain all, sell 50% or sell 100% of their limited partnership interests for a fixed purchase price in cash. As of December 31, 2010, the Company entered into agreements with 113 limited partners to purchase all or 50% of their limited partnership interests for combined cash consideration totaling approximately $12.0 million. In accordance with GAAP, these payments have been accounted for as equity transactions. As of December 31, 2010, the noncontrolling interests in these three limited partnerships ranged from 1.2% to 8.6%.

The following table discloses the effects on the Company’s equity for the year ended December 31, 2010 of all changes in the Company’s ownership interest in consolidated subsidiaries including the changes noted in the paragraph above (amounts in thousands):

Decrease in Company’s additional paid-in capital for purchase of noncontrolling interests in subsidiaries	$7,331
Decrease in carrying value of noncontrolling interests for purchase of noncontrolling interests in subsidiaries	4,700

Total cash consideration paid in exchange for purchase of noncontrolling interests	$12,031

(20)	Industry Segment Information

The Company operates in the following two reportable business segments, which are managed separately based on fundamental differences in operations: program management services and hospitals. Program management services include hospital rehabilitation services (including inpatient acute and subacute rehabilitation and outpatient therapy programs) and skilled nursing rehabilitation services (including contract therapy in skilled nursing facilities, resident-centered management consulting services and staffing services for therapists and nurses). The Company’s hospitals segment owns and operates 29 long-term acute care hospitals and five inpatient rehabilitation hospitals.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

Virtually all of the Company’s services are provided in the United States. Summarized information about the Company’s operations in each industry segment is as follows (in thousands).

	Operating Revenues			Operating Earnings (Loss)
	2010	2009	2008	2010	2009	2008
Program management:
Skilled nursing rehabilitation services	$516,278	$496,250	$457,229	$39,184	$37,753	$25,544
Hospital rehabilitation services	180,009	178,168	165,658	32,925	29,487	21,997

Program management total	696,287	674,418	622,887	72,109	67,240	47,541
Hospitals	633,156	174,194	91,143	61,450	(26,066)	(18,511)
Unallocated corporate expenses (1)	N/A	N/A	N/A	—	(254)	(731)

Total	$1,329,443	$848,612	$714,030	$133,559	$40,920	$28,299

	Depreciation and Amortization			Capital Expenditures
	2010	2009	2008	2010	2009	2008
Program management:
Skilled nursing rehabilitation services	$5,523	$6,283	$6,835	$6,446	$2,422	$3,824
Hospital rehabilitation services	2,222	2,423	2,641	894	1,328	1,032

Program management total	7,745	8,706	9,476	7,340	3,750	4,856
Hospitals	22,850	7,544	4,899	23,239	9,465	13,604
Healthcare management consulting (2)	N/A	N/A	N/A	—	—	42

Total	$30,595	$16,250	$14,375	$30,579	$13,215	$18,502

	Total Assets as of December 31,
	2010	2009	2008
Program management:
Skilled nursing rehabilitation services	$196,264	$187,744	$198,236
Hospital rehabilitation services	117,548	127,212	115,044

Program management total	313,812	314,956	313,280
Hospitals (3)	812,757	795,024	118,267
Healthcare management consulting	—	—	6,859

Total	$1,126,569	$1,109,980	$438,406

(1)

Represents general corporate overhead expenses associated with Phase 2 Consulting, Inc., which was sold effective June 1, 2009. All other costs and expenses associated with Phase 2 have been reported in discontinued operations.

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(2)

The healthcare management consulting segment consists of Phase 2 Consulting, Inc., which was sold effective June 1, 2009. Depreciation and amortization expense associated with Phase 2 has been reported in discontinued operations.

(3)	Hospitals segment total assets include the carrying value of the Company’s investment in HRSC.

(21)	Quarterly Financial Information (Unaudited)

The following tables present the Company’s quarterly financial data. Consistent with Note 1, the Company reclassified certain prior year amounts to conform to the current year presentation.

	Quarter Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
2010
Operating revenues	$339,344	$337,481	$330,664	$321,954
Operating earnings	36,113	33,730	32,151	31,565
Earnings from continuing operations, net of tax	18,630	16,237	15,758	14,265
Gain (loss) from discontinued operations, net of tax	673	541	(541)	564
Net earnings	19,303	16,778	15,217	14,829
Net earnings attributable to RehabCare	17,053	15,699	14,705	14,993
Net earnings per share attributable to RehabCare:
Basic	0.70	0.65	0.61	0.62
Diluted	0.69	0.64	0.59	0.61

	Quarter Ended
	December 31	September 30	June 30	March 31
	(in thousands, except per share data)
2009
Operating revenues	$249,807	$203,264	$199,596	$195,945
Operating earnings (1)	6,470	10,087	11,597	12,766
Earnings from continuing operations, net of tax	46	5,462	6,664	7,452
Gain (loss) from discontinued operations, net of tax	257	228	(116)	996
Net earnings	303	5,690	6,548	8,448
Net earnings attributable to RehabCare	655	6,757	6,883	8,660
Net earnings per share attributable to RehabCare:
Basic	0.03	0.38	0.39	0.49
Diluted	0.03	0.37	0.38	0.48

REHABCARE GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

December 31, 2010, 2009 and 2008

(1)

Operating earnings for the quarter ended December 31, 2009 include $7.2 million of acquisition-related expenses for costs directly related to the acquisition of Triumph including fees for legal, accounting, advisory and other outside services.

(22)	Contingencies

The Company is currently not a party to any material pending legal proceedings.

In the ordinary course of our business, the Company is a party to a number of claims and lawsuits, as both plaintiff and defendant, which the Company regards as immaterial. From time to time, and depending upon the particular facts and circumstances, the Company may be subject to indemnification obligations under its various contracts. The Company does not believe that any liability resulting from such matters, after taking into consideration the Company’s insurance coverage and amounts already provided for, will have a material effect on the Company’s consolidated financial position or overall liquidity; however, such matters, or the expense of prosecuting or defending them, could have a material effect on cash flows and results of operations in a particular quarter or fiscal year as they develop or as new issues are identified.

(23)	Subsequent Events

On February 7, 2011, the Company and Kindred Healthcare, Inc. (“Kindred”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of the Company by Kindred. Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of the respective parties, the Company will be merged with and into Kindred (the “Merger”), with Kindred surviving the Merger.

At the effective time of the Merger, each share of RehabCare common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.471 shares of Kindred common stock and $26.00 in cash, without interest. No fractional shares of Kindred common stock will be issued in the Merger, and the Company’s stockholders will receive cash in lieu of fractional shares, if any, of Kindred common stock. Each share of Kindred common stock outstanding immediately prior to the effective time will remain outstanding and will not be affected by the Merger. Upon completion of the transaction, the Company’s stockholders will own approximately 22% of Kindred’s outstanding common stock.

The consummation of the Merger is subject to certain conditions, including the adoption by the Company and Kindred stockholders of the Merger Agreement; clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; receipt of certain other licensure and regulatory approvals; receipt of the proceeds of the financing described below; and other customary closing conditions.

The Merger Agreement also contains certain termination rights and provides that (i) upon termination of the Merger Agreement under specified circumstances, including, among others, a change in the recommendation of the board of directors of the Company or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal,” the Company will be required to pay Kindred a termination fee of $26 million and (ii) upon the termination of the Merger Agreement under specified circumstances, including, among others, a change in the recommendation of the board of directors of Kindred or Kindred’s failure to receive adequate financing after all of the other conditions to closing have been met, Kindred will be required to pay the Company a termination fee of $62 million.